UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2010
Getty Realty Corp.
(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575

(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

125 Jericho Turnpike, Suite 103 Jericho, New York	11753

(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (516) 478-5400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On May 28, 2010, Getty Realty Corp. (the “Company”) closed the sale of an additional 675,000 shares of its common stock at the public offering price of $22.00 per share, pursuant to the over-allotment option exercised in full by the underwriters in connection with the Company’s public offering that closed on May 19, 2010. The exercise of the over-allotment option brings the total number of shares of common stock sold by the Company in the public offering to 5,175,000. The aggregate proceeds of the offering, after deducting the underwriting discount and estimated offering expenses, were approximately $108.2 million. The Company expects to use the net proceeds of the offering for the acquisition of properties in the gas station and convenience store sector, repayment or refinancing of outstanding indebtedness under its credit agreement and general corporate purposes. The Company may re-borrow amounts repaid under its credit agreement to fund future property acquisitions and for other general corporate purposes. While the Company evaluates acquisition and investment opportunities from time to time, it currently has no binding commitments or agreements relating to any such acquisition or investment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.
Date: May 28, 2010	By:	/s/ Thomas J. Stirnweis
Thomas J. Stirnweis
Vice President, Treasurer and Chief Financial Officer

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